Exhibit (g)(1)

SOLICITING DEALER INFORMATION MEMORANDUM

This memorandum is for the use of the Soliciting Dealer Group members only. This memorandum should be read in conjunction with the Offers to Purchase and Circular dated May 17, 2004 (collectively, the “Circular”), the Letters of Acceptance and Transmittal and the Notices of Guaranteed Delivery. All capitalized terms used herein shall, unless otherwise defined, have the meanings ascribed thereto in the Circular. The information contained herein, while obtained from sources which we believe to be reliable, is not guaranteed as to its accuracy or completeness.

May 2004

TELUS Corporation (“TELUS”)

OFFERS TO PURCHASE FOR CASH all of the outstanding Class A Restricted Voting Shares, Class B Non-Voting Shares, Warrants 2005 and Warrants 2008 of

MICROCELL TELECOMMUNICATIONS INC.

on the basis of

Cdn.$29.00 per Class A Restricted Voting Share	Cdn.$9.67 per Warrant 2005
Cdn.$29.00 per Class B Non-Voting Share	Cdn.$8.89 per Warrant 2008

Reasons to Deposit Shares and Warrants to the Offers

•	Significant Premium: The Offers of Cdn.$29.00 cash per Class A Restricted Voting Share (the “Class A Shares”) and Cdn.$29.00 cash per Class B Non-Voting Share (the “Class B Shares”) represent premiums of 38.1% and 36.5% to the closing prices of the Class A Shares and Class B Shares, respectively, on the TSX on May 13, 2004, the date of the public announcement of TELUS’ intention to commence the Offers.

•	All Cash Offers: The Offers are all cash, providing holders of Class A Shares, Class B Shares, Warrants 2005 and Warrants 2008 with certainty of liquidity and value. TELUS’ obligation to purchase Class A Shares, Class B Shares, Warrants 2005 and Warrants 2008 under the Offers is not conditional upon any financing arrangement.

•	Premium Multiple of EBITDA: The Offers for the Class A Shares, Class B Shares, Warrants 2005 and Warrants 2008, represent a trailing 12 month EBITDA multiple of 15.3x, compared to the recent announcement of Cingular’s proposed acquisition of AT&T Wireless at 10.3x.

•	Provides Significant Liquidity for Securityholders: The average daily trading volume of the Class B Shares over the past 12 months to May 13, 2004 has been 41,936 shares per day. The Offers allow Securityholders to deposit all of their Securities at once.

Offering Period

The Offers will be open for acceptance until 9:00 p.m. (Toronto time) on June 22, 2004 (the “Expiry Time”) unless withdrawn or extended.

Dealer Manager for the Solicitation is: RBC Capital Markets

In Canada: RBC Dominion Securities Inc. Geoff Cohen (416) 842-7519	In the United States: RBC Capital Markets Corporation Corey Fraiberg (415) 633-8513

Summary of the Offers

The Offeror:	TELUS is Canada’s second largest telecommunications company, providing a full range of telecommunications products and services. TELUS is the largest incumbent telecommunications service provider in western Canada and provides data, IP, voice and wireless services to central and eastern Canada. TELUS generated annual revenues of approximately Cdn.$7.15 billion and net income of over Cdn.$331 million for the 12-month period ended December 31, 2003. As at May 13, 2004, TELUS’ market capitalization was approximately Cdn.$8.03 billion. TELUS provides its communications services through two business segments: TELUS Mobility and TELUS Communications.

TELUS common shares and non-voting shares are listed on the TSX under the symbols “T”and “T.A”, respectively and TELUS non-voting shares are listed on the NYSE under the symbol “TU”.

The Offers:	The Offeror is offering to purchase for cash, upon the terms and subject to the conditions described in the Circular, all of the issued and outstanding Class A Shares, Class B Shares (collectively with the Class A Shares, together with the associated rights issued under Microcell’s shareholder rights plan (the “Rights”), the “Shares”, including any Shares issuable upon the exercise of outstanding options, warrants or other conversion or exchange rights, other than the Rights), Warrants 2005 and Warrants 2008 (collectively, “the Warrants”and together with the Shares, the “Securities”).

Offer Price:	Cdn.$29.00 for each Class A Share, Cdn.$29.00 for each Class B Share, Cdn.$9.67 for each Warrant 2005 and Cdn.$8.89 for each Warrant 2008, in cash.

Time for Acceptance:	The Offers are open for acceptance until the Expiry Time, being 9 p.m., Toronto time, on June 22, 2004, unless one or more of the Offers are withdrawn or extended by the Offeror.

Manner of Acceptance:	In order for a Securityholder to validly deposit Securities to the Offers:

(a)	a Letter of Acceptance and Transmittal (which for Shares is printed on blue paper and for Warrants is printed on yellow paper) in the form accompanying the Circular or a facsimile thereof, properly completed and duly executed as required by the instructions set out in the Letter of Acceptance and Transmittal (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Acceptance and Transmittal), and any other documents required by the instructions set out in the Letter of Acceptance and Transmittal, must be received by the Depositary, at any of the offices listed in the Letter of Acceptance and Transmittal, together with either:
(i)	the certificate or certificates representing the Shares and/or Warrants in respect of which an Offer is being accepted; or
(ii)	a Book-Entry Confirmation of a book-entry transfer of such Securities into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in the Circular, in each case so as to be received no later than the Expiry Time; or

(b)	the depositing Securityholder must comply with the guaranteed delivery procedures described in the Circular.

If a holder of Securities wishes to deposit such Securities pursuant to the Offers and certificates for such Securities are not immediately available, the holder cannot complete the procedure for book-entry transfer on a timely basis, or the holder cannot deliver all other required documents to the Depositary no later than the Expiry Time, those Securities may nevertheless be deposited under the Offers provided that the procedures for guaranteed delivery set forth in the Circular are complied with. See Section 3 of the Offers to Purchase, “Manner of Acceptance – Procedure for Guaranteed Delivery”.

Securityholders wishing to accept an Offer must so indicate on the applicable Letter of Acceptance and Transmittal.

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Conditions of the Offers:	The Class A Offer is subject to certain conditions, including, without limitation, there being validly deposited and not withdrawn, at the Expiry Time, (1) such number of Class A Shares under the Class A Offer which represents at least 66 2/3% of the Class A Shares outstanding; (2) such number of Class B Shares under the Class B Offer which represents at least 66 2/3% of the Class B Shares on a partially-diluted basis; and (3) such number of Securities under the Offers which represents at least 66 2/3% of the Securities on a fully-diluted basis. Each of the Class B Offer and the offers for the Warrants 2005 and Warrants 2008 (“Warrant Offers”) is subject to the condition that, at the Expiry Time, Class A Shares have previously been purchased pursuant to the Class A Offer or are then being purchased under the Class A Offer.

The Class A Offer is also conditional upon receiving required approvals, exemptions or rulings, including under the Competition Act (Canada) and from Industry Canada.

Each of the conditions of the Class A Offer, Class B Offer, and Warrant Offers is set forth in Section 4 of the Offers to Purchase, “Conditions of the Offers”.

Income Tax Considerations:	The sale of Securities pursuant to the Offers will be a taxable disposition for Canadian and United States federal income tax purposes and will give rise to tax consequences to a depositing Securityholder. Securityholders should refer to Sections 16 and 17 of the Circular, “Material Canadian Federal Income Tax Considerations” and “Material United States Federal Income Tax Considerations”, respectively, for a general summary.

Securityholders are encouraged to seek independent tax advice regarding the Canadian and United States federal income tax consequences of depositing Securities in the Offers.

Solicitation Fees:	TELUS has agreed to pay to each Soliciting Dealer whose name appears in the appropriate space on a Letter of Acceptance and Transmittal accompanying a deposit of Securities a fee of Cdn.$0.17 for each Security deposited and acquired by TELUS under the Offers. The aggregate amount payable to a Soliciting Dealer with respect to any single depositing holder of Securities will be a minimum of Cdn.$85 and a maximum of Cdn.$1,500 and shall be subject to a minimum of 200 Securities being deposited. Where Securities deposited and registered in a single name are beneficially owned by more than one person, the minimum and maximum amounts will be applied separately in respect of each such beneficial owner. TELUS may require the Soliciting Dealer to furnish evidence of such beneficial ownership satisfactory to TELUS at the time of deposit. When a single beneficial owner deposits Securities, all such securities will be aggregated in determining whether the maximum applies. Soliciting Dealers will not be entitled to a solicitation fee under the Offers for Securities owned by them for their own account.

Depositary:	Computershare Trust Company of Canada is acting as Depositary under the Offers.

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Description of Microcell Telecommunications Inc. (MT.A; MT.B; MT.WT.A; MT.WT.B – TSX)

Microcell was incorporated under the CBCA on April 28, 2003 as 4130910 Canada Inc. The company changed its name on May 1, 2003 to Microcell Telecommunications Inc./Microcell Télecommunications Inc. Microcell is the successor corporation of another corporation (“Old Microcell”), which was liquidated into Microcell as of December 31, 2003.

Microcell was formed as a holding company for Old Microcell under a Plan of Reorganization and of Compromise and Arrangement pursuant to the Companies’ Creditors Arrangement Act (Canada) and the CBCA.

Microcell is a provider, through its subsidiaries, of telecommunications services in Canada dedicated solely to wireless products and services. Microcell offers a range of voice and high-speed data communications products and services to over 1.2 million subscribers. Microcell operates a GSM network across Canada and markets PCS and GPRS under the Fido® brand name. The principal office of Microcell is located in Montreal, Quebec.

Microcell is a “reporting issuer” or equivalent in all provinces of Canada and files its continuous disclosure documents and other documents with the Canadian provincial securities regulatory authorities. Such documents are available through the website maintained by The Canadian Depositary for Securities Limited at “www.sedar.com”. Microcell also makes certain filings with the SEC that are available at “www.sec.gov”.

Microcell Summary Financial Results

Reported Results

Reported Results

Post-Restructuring

Pre-Restructuring

Quarter Ended

Year Ended

Quarter Ended

Quarter Ended

Quarter Ended

Quarter Ended

31-Mar-04

31-Dec-03

31-Dec-03

30-Sep-03

30-Jun-03

31-Mar-03

All amounts in Canadian dollars.

Revenue ($ millions)

145.3

570.8

151.4

146.2

139.7

133.5

EBITDA ($ millions)

17.4

86.6

(1.7)

25.2

32.8

29.3

Postpaid ARPU

$57.84

$60.63

$60.61

$63.88

$60.11

$58.02

Prepaid ARPU

$15.75

$19.32

$18.33

$19.92

$20.49

$18.63

Blended ARPU

$35.92

$38.32

$37.99

$39.98

$38.63

$36.77

Postpaid Churn

2.6%

2.3%

2.9%

2.0%

1.9%

2.5%

Prepaid Churn

2.9%

3.8%

3.7%

3.1%

4.5%

4.0%

Blended Churn

2.8%

3.2%

3.3%

2.6%

3.3%

3.3%

Gross Adds

119,364

529,466

230,045

132,521

87,873

79,027

Net Adds

12,366

80,625

107,422

41,292

(28,153)

(39,935)

Capex ($ millions)

75.0

72.8

36.7

20.1

12.7

3.7

Source: Microcell Financial Reports.

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Reasons to Deposit Securities to the Offers

•	Significant Premium: The Offers of Cdn.$29.00 cash per Class A Share and Cdn.$29.00 cash per Class B Share represent premiums of 38.1% and 36.5% to the closing prices of the Class A Shares and Class B Shares, respectively, on the TSX on May 13, 2004, the date of the public announcement of TELUS’ intention to commence the Offers.

[Graphic omitted. The omitted graphic is a graph of the daily trading (i) price of the Class B Shares and (ii) volume of the Class A and Class B Shares, from May 2, 2003 to May 13, 2004.]

•	All Cash Offers: The Offers for the Class A Shares, Class B Shares, Warrants 2005 and Warrants 2008 are all cash, providing holders of Securities with certainty of liquidity and value. TELUS’ obligation to purchase Class A Shares, Class B Shares, Warrants 2005 and Warrants 2008 under the Offers is not conditional upon any financing arrangement.

•	Premium Multiple of EBITDA: The Offers for the Class A Shares, Class B Shares, Warrants 2005 and Warrants 2008 represent a trailing 12 month EBITDA multiple of 15.3x, compared to the recent announcement of Cingular’s proposed acquisition of AT&T Wireless at 10.3x.

•	Provides Significant Liquidity for Securityholders: The average daily trading volume of the Class B Shares over the past 12 months to May 13, 2004 was 41,936 shares per day. The Offers allow Securityholders to deposit all of their Securities at once.

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How Securityholders Can Deposit to the Offers

The Letters of Acceptance and Transmittal or Notices of Guaranteed Delivery, certificates for Securities and any other required documents should be sent or delivered by each Securityholder or Securityholder’s broker, dealer, bank, trust company or other nominee, to the Toronto office of the Depositary in accordance with the instructions in the Letters of Acceptance and Transmittal and Notices of Guaranteed Delivery so as to arrive there no later than the Expiry Time. Manually signed facsimiles of the Letters of Acceptance and Transmittal or Notices of Guaranteed Delivery, properly completed and duly executed in accordance with the instructions in the Letters of Acceptance and Transmittal or Notices of Guaranteed Delivery, will be accepted.

See Section 3 of the Offers to Purchase, “Manner of Acceptance”.

The Depositary for the Offers Is:

Computershare Trust Company of Canada

By Mail P.O. Box 7021 31 Adelaide St. E. Toronto, ON M5C 3H2 Attention: Corporate Actions	By Registered Mail, Hand or by Courier 100 University Avenue 9th Floor Toronto, ON M5J 2Y1 Attention: Corporate Actions

Toll Free: 1-866-982-8786 E-Mail: service@computershare.com
Montreal 650 de Maisonneuve Blvd West Suite 700 Montreal, QC H3A 3T2	Vancouver 510 Burrard Street 2nd Floor Vancouver, BC V6C 3B9	Calgary Western Gas Tower Suite 600, 530 8th Avenue S.W. Calgary, AB T2P 3S8

The Dealer Manager for the Offers Is:

RBC CAPITAL MARKETS

In Canada: RBC Dominion Securities Inc. P.O. Box 50, Royal Bank Plaza Toronto, Ontario M5J 2W7 Canada	In the United States: RBC Capital Markets Corporation Two Embarcadero Center Suite 1200 San Francisco, California 94111 U.S.A.

Telephone: (416) 842-7519 Toll Free: 1-888-720-1216	Telephone: (415) 633-8513 Toll Free: 1-888-720-1216

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